Exhibit 99.1
News from Xerox Holdings Corporation

                                            Xerox Holdings Corporation                                                                                             201 Merritt 7                                                        Norwalk, CT 06851-1056

Xerox Releases Fourth-Quarter and Full-Year Results
Exceeds free cash flow guidance while investing for growth; announces 2022 guidance

Financial Summary

•$1.78 billion of revenue in Q4, down 7.9 percent year-over-year, or down 7.4 percent in constant currency; $7.04 billion of FY revenue, up 0.2 percent year-over-year, or down 1.4 percent in constant currency.
•Q4 and FY GAAP (loss)/earnings per share (EPS) of $(3.97) and $(2.56), down $4.33 and $3.40 year-over-year, respectively. Both Q4 and FY GAAP EPS include an after-tax non-cash goodwill impairment charge of $750 million or $4.38 and $4.08 per share, respectively.
•Q4 and FY adjusted EPS of $0.34 and $1.51, down $0.24 and up $0.10 year-over-year, respectively.
•Q4 adjusted operating margin of 4.8 percent, down 470 basis points year-over-year; FY adjusted operating margin of 5.3 percent, down 130 basis points year-over-year.
•$198 million of operating cash flow in Q4, down $37 million year-over-year; $629 million of FY operating cash flow, up $81 million year-over-year.
•$182 million of free cash flow in Q4, down $39 million year-over-year; $561 million of FY free cash flow, up $87 million year-over-year.
•Delivered $375 million of targeted 2021 gross cost savings through Project Own It, or $1.8 billion since inception.
•Returned more than $1 billion to shareholders, close to double FY 2021 free cash flow.

NORWALK, Conn., Jan 25, 2022 — Xerox Holdings Corporation (NASDAQ: XRX) today announced
2021 fourth-quarter and full-year results and guidance for 2022.

“Our team’s focus and dedication drove improved results in 2021 despite ongoing challenges caused by the pandemic and global supply chain disruptions,” said Xerox Vice Chairman and CEO John Visentin. “Our ability to increase free cash flow, while investing for sustainable, long-term growth and improving our operations, highlights the quality of our team and strategy. We stood up Xerox Financial Services, CareAR and Innovation (PARC), while laying the foundation for growth in print, digital solutions and IT services. We look forward to sharing more detail about our long-term plans and strategies for monetizing our investments in growth at our Investor Day in February.”

Fourth-Quarter Key Financial Results:

(in millions, except per share data)	Q4 2021	Q4 2020	B/(W) YOY	% Change YOY
Revenue	$1,777	$1,930	$(153)	(7.9) % AC (7.4) % CC1
Gross Margin	32.9%	36.2%	(330) bps
RD&E %	4.2%	3.9%	(30) bps
SAG %	23.8%	22.8%	(100) bps
Pre-Tax (Loss) Income[1]	$(711)	$103	$(814)	NM
Pre-Tax (Loss) Income Margin	(40.0)%	5.3%	NM
Operating Income - Adjusted[2]	$86	$184	$(98)	(53.3)%
Operating Margin - Adjusted[2]	4.8%	9.5%	(470) bps
GAAP (Loss) Earnings per Share[1]	$(3.97)	$0.36	$(4.33)	NM
Earnings Per Share - Adjusted[2]	$0.34	$0.58	$(0.24)	(41.4)%

Full-Year Key Financial Results:

(in millions, except per share data)	FY 2021	FY 2020	B/(W) YOY	% Change YOY
Revenue	$7,038	$7,022	$16	0.2 % AC (1.4) % CC1
Gross Margin	34.1%	37.4%	(330) bps
RD&E %	4.4%	4.4%	-
SAG %	24.4%	26.4%	200 bps
Pre-Tax (Loss) Income[1]	$(475)	$252	$(727)	NM
Pre-Tax (Loss) Income Margin	(6.7)%	3.6%	NM
Operating Income - Adjusted[2]	$375	$464	$(89)	(19.2)%
Operating Margin - Adjusted[2]	5.3%	6.6%	(130) bps
GAAP (Loss) Earnings per Share[1]	$(2.56)	$0.84	$(3.40)	NM
Earnings Per Share - Adjusted[2]	$1.51	$1.41	$0.10	7.1%
________________
(1) Q4 and full year earnings and EPS include an after-tax non-cash goodwill impairment charge of $750 million ($781 million pre-tax) or $4.38 and $4.08 per share, respectively.
(2) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported     GAAP measures.

2022 Guidance
The company expects to grow revenue in 2022. Guidance assumes supply chain and pandemic-related disruptions persist through the first half of the year. The company also expects to generate at least $400 million of free cash flow, inclusive of incremental cash investments in new businesses.

•Revenue of at least $7.1 billion in actual currency
•Free cash flow of at least $400 million
•Return at least 50% of free cash flow to shareholders

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes the Goodwill impairment charge as well as Restructuring and related costs, net, Amortization of intangible assets, Transaction and related costs, net, non-service retirement-related costs, and other discrete adjustments from GAAP-EPS, as applicable.
•Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax (loss) income and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; whether CareAR’s service experience management platform will achieve expectations regarding customer adoption, integration with ServiceNow’s platform, and cost and carbon emission reduction; and the financial performance of CareAR, including projected revenue for fiscal years 2021 and 2022. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation’s combined 2020 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this presentation or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Media Contact:
Callie Ferrari, APR, Xerox, +1-203-615-3363, Callie.Ferrari@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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Xerox® is a trademark of Xerox in the United States and/or other countries.

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2021	2020	2021	2020
Revenues
Sales	$653	$773	$2,582	$2,449
Services, maintenance and rentals	1,069	1,101	4,235	4,347
Financing	55	56	221	226
Total Revenues	1,777	1,930	7,038	7,022
Costs and Expenses
Cost of sales	476	541	1,862	1,742
Cost of services, maintenance and rentals	691	658	2,662	2,533
Cost of financing	26	32	111	121
Research, development and engineering expenses	75	75	310	311
Selling, administrative and general expenses	423	440	1,718	1,851
Goodwill impairment	781	—	781	—
Restructuring and related costs, net	(1)	29	38	93
Amortization of intangible assets	13	22	55	56
Transaction and related costs, net	—	—	—	18
Other expenses, net	4	30	(24)	45
Total Costs and Expenses	2,488	1,827	7,513	6,770
(Loss) Income before Income Taxes & Equity Income(1)	(711)	103	(475)	252
Income tax (benefit) expense	(36)	28	(17)	64
Equity in net income of unconsolidated affiliates	1	2	3	4
Net (Loss) Income	(674)	77	(455)	192
Less: Net income attributable to noncontrolling interests	1	—	—	—
Net (Loss) Income Attributable to Xerox Holdings	$(675)	$77	$(455)	$192

Basic (Loss) Earnings per Share	$(3.97)	$0.37	$(2.56)	$0.85
Diluted (Loss) Earnings per Share	$(3.97)	$0.36	$(2.56)	$0.84
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(1) Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Net (Loss) Income	$(674)	$77	$(455)	$192
Less: Net income attributable to noncontrolling interests	1	—	—	—
Net (Loss) Income Attributable to Xerox Holdings	(675)	77	(455)	192

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(19)	234	(141)	241
Unrealized (losses) gains, net	(1)	—	(4)	4
Changes in defined benefit plans, net	367	27	489	69
Other Comprehensive Income, Net Attributable to Xerox Holdings	347	261	344	314

Comprehensive (Loss) Income, Net	(327)	338	(111)	506
Less: Comprehensive income, net attributable to noncontrolling interests	1	—	—	—
Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	$(328)	$338	$(111)	$506

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$1,840	$2,625
Accounts receivable (net of allowance of $58 and $69, respectively)	818	883
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	94	99
Finance receivables, net	1,042	1,082
Inventories	696	843
Other current assets	211	251
Total current assets	4,701	5,783
Finance receivables due after one year (net of allowance of $114 and $129, respectively)	1,934	1,984
Equipment on operating leases, net	253	296
Land, buildings and equipment, net	358	407
Intangible assets, net	211	237
Goodwill	3,287	4,071
Deferred tax assets	519	508
Other long-term assets	1,960	1,455
Total Assets	$13,223	$14,741
Liabilities and Equity
Short-term debt and current portion of long-term debt	$650	$394
Accounts payable	1,069	983
Accrued compensation and benefits costs	239	261
Accrued expenses and other current liabilities	871	840
Total current liabilities	2,829	2,478
Long-term debt	3,596	4,050
Pension and other benefit liabilities	1,373	1,566
Post-retirement medical benefits	277	340
Other long-term liabilities	481	497
Total Liabilities	8,556	8,931

Noncontrolling Interests	10	—

Convertible Preferred Stock	214	214

Common stock	168	198
Additional paid-in capital	1,802	2,445
Treasury stock, at cost	(177)	—
Retained earnings	5,631	6,281
Accumulated other comprehensive loss	(2,988)	(3,332)
Xerox Holdings shareholders’ equity	4,436	5,592
Noncontrolling interests	7	4
Total Equity	4,443	5,596
Total Liabilities and Equity	$13,223	$14,741

Shares of common stock issued	168,069	198,386
Treasury stock	(8,675)	—
Shares of Common Stock Outstanding	159,394	198,386

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Cash Flows from Operating Activities
Net (loss) income	$(674)	$77	$(455)	$192

Adjustments required to reconcile Net (loss) income to Cash flows from operating activities
Depreciation and amortization	78	96	327	368
Provisions	8	23	46	147
Net gain on sales of businesses and assets	—	(1)	(40)	(30)
Stock-based compensation	10	10	54	42
Goodwill impairment	781	—	781	—
Restructuring and asset impairment charges	(1)	40	27	87
Payments for restructurings	(11)	(18)	(72)	(81)
Defined benefit pension cost	(5)	12	(10)	58
Contributions to defined benefit pension plans	(33)	(42)	(135)	(139)
Decrease in accounts receivable and billed portion of finance receivables	71	37	41	369
Decrease (increase) in inventories	78	140	88	(134)
Increase in equipment on operating leases	(37)	(32)	(129)	(118)
(Increase) decrease in finance receivables	(13)	(38)	20	183
Decrease in other current and long-term assets	4	6	68	8
Increase (decrease) in accounts payable	44	(54)	118	(123)
Decrease in accrued compensation	(39)	(40)	(95)	(189)
Increase (decrease) in other current and long-term liabilities	9	(19)	89	(165)
Net change in income tax assets and liabilities	(68)	19	(79)	32
Net change in derivative assets and liabilities	3	2	2	1
Other operating, net	(7)	17	(17)	40
Net cash provided by operating activities	198	235	629	548
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(16)	(14)	(68)	(74)
Proceeds from sales of businesses and assets	5	1	44	30
Acquisitions, net of cash acquired	(15)	(10)	(53)	(203)
Other investing, net	(5)	—	(8)	1
Net cash used in investing activities	(31)	(23)	(85)	(246)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(75)	(636)	(208)	133
Dividends	(49)	(54)	(206)	(230)
Payments to acquire treasury stock, including fees	(388)	(150)	(888)	(300)
Other financing, net	(5)	—	(8)	(19)
Net cash used in financing activities	(517)	(840)	(1,310)	(416)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	22	(16)	10
Decrease in cash, cash equivalents and restricted cash	(353)	(606)	(782)	(104)
Cash, cash equivalents and restricted cash at beginning of period	2,262	3,297	2,691	2,795
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,909	$2,691	$1,909	$2,691

Impact of COVID-19 on Our Business Operations
In response to the COVID-19 pandemic, we continue to prioritize the health and safety of our employees, customers and partners and support their needs so they can perform their work flawlessly, whether in the office or at a remote location.
During the fourth quarter 2021, our business continued to be impacted by the COVID-19 pandemic. Although the current trajectory of the Omicron variant suggests its impact may be shorter and less severe than previous variants, the Omicron variant continued to negatively impact workplace attendance and post sale revenue in the fourth quarter as compared to prior year. We experienced a modest increase in post sale revenue in fourth quarter 2021, as compared to third quarter 2021, however, the prolonged and extensive impact of the COVID-19 variants continue to cause many of our customers to delay their plans of returning employees to the office. We currently anticipate an increase in workplace attendance and post sale revenue in the second half of 2022. Although we are seeing improvements in overall global supply chain issues created in part by the COVID-19 pandemic, such as those relating to transportation and logistics, these issues continue to result in unprecedented levels of disruption, causing shortages and transportation delays of both our products and third-party IT hardware. These supply chain disruptions have not materially improved in the fourth quarter of 2021 and we expect they will remain a challenge throughout the first half of 2022. This has resulted in lower than anticipated equipment and IT sales, higher transportation and logistics costs and growth of our order backlog1 at the end of the quarter, as our customers continued to invest in our print technology and services. We expect the ongoing effects of the COVID-19 pandemic, including the potential emergence of new variants, as well as the global supply chain disruption, to delay economic recovery and continue to affect our revenues and margins, with improvements anticipated in the second half of 2022.

Goodwill Impairment
Fourth quarter 2021 includes an after-tax non-cash goodwill impairment charge of $750 million ($781 million pre-tax) or $4.38 per share. This charge largely reflects the fact that Xerox’s print business has been and will continue to be impacted by the economic disruption caused by the COVID-19 pandemic, and includes a recognition that some companies will maintain some form of a hybrid workplace indefinitely. This development will continue to have an impact on the print business as compared to pre-pandemic levels. We expect to mitigate some of this impact by offering more digital services and other offerings that are targeted for the hybrid business model. Additionally, the Company is currently pursuing a strategy to develop and expand certain growth businesses such as financing, software and innovation to offset and eventually exceed the reduced cash flows from the print business.

__________________________
(1)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT services offerings.

Financial Review
Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2021	2020	% Change	CC % Change	2021	2020
Equipment sales	$384	$510	(24.7)%	(23.9)%	22%	26%
Post sale revenue	1,393	1,420	(1.9)%	(1.4)%	78%	74%
Total Revenue	$1,777	$1,930	(7.9)%	(7.4)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$653	$773	(15.5)%	(14.8)%
Less: Supplies, paper and other sales	(269)	(263)	2.3%	2.7%
Equipment Sales	$384	$510	(24.7)%	(23.9)%

Services, maintenance and rentals	$1,069	$1,101	(2.9)%	(2.4)%
Add: Supplies, paper and other sales	269	263	2.3%	2.7%
Add: Financing	55	56	(1.8)%	(1.9)%
Post Sale Revenue	$1,393	$1,420	(1.9)%	(1.4)%

Americas	$1,096	$1,208	(9.3)%	(9.5)%	62%	63%
EMEA	636	675	(5.8)%	(3.9)%	36%	35%
Other	45	47	(4.3)%	(4.3)%	2%	2%
Total Revenue(1)	$1,777	$1,930	(7.9)%	(7.4)%	100%	100%
`____________________________
CC - Constant currency (refer to "Constant Currency" in the Non-GAAP Financial Measures section).
(1)Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

Equipment sales revenue

	Three Months Ended December 31,				% of Equipment Sales
(in millions)	2021	2020	% Change	CC % Change	2021	2020
Entry	$76	$70	8.6%	10.1%	20%	14%
Mid-range	214	309	(30.7)%	(30.3)%	56%	61%
High-end	86	119	(27.7)%	(26.5)%	22%	23%
Other	8	12	(33.3)%	(33.3)%	2%	2%
Equipment Sales	$384	$510	(24.7)%	(23.9)%	100%	100%
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CC - Constant Currency (refer to "Constant Currency" in the Non-GAAP Financial Measures section).

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2021	2020	B/(W)
Gross Profit	$584	$699	$(115)
RD&E	75	75	—
SAG	423	440	17

Equipment Gross Margin	22.0%	28.9%	(6.9)	pts.
Post sale Gross Margin	35.8%	38.8%	(3.0)	pts.
Total Gross Margin	32.9%	36.2%	(3.3)	pts.
RD&E as a % of Revenue	4.2%	3.9%	(0.3)	pts.
SAG as a % of Revenue	23.8%	22.8%	(1.0)	pts.

Pre-tax (Loss) Income(1)	$(711)	$103	$(814)
Pre-tax (Loss) Income Margin	(40.0)%	5.3%	(45.3)	pts.

Adjusted(2) Operating Profit	$86	$184	$(98)
Adjusted(2) Operating Margin	4.8%	9.5%	(4.7)	pts.
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(1) Includes a pre-tax non-cash goodwill impairment charge of $781 million.
(2) Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.
Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2021	2020
Non-financing interest expense	$25	$25
Interest income	(1)	(2)
Non-service retirement-related costs	(25)	(9)
Gains on sales of businesses and assets	—	(1)
Currency losses (gains), net	1	(1)
Loss on sales of accounts receivable	2	2
Loss on early extinguishment of debt	—	26
Litigation matters, net	2	(1)
Tax Indemnification from Conduent	—	(7)
All other expenses, net	—	(2)
Other expenses, net	$4	$30

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; whether CareAR’s service experience management platform will achieve expectations regarding customer adoption, integration with ServiceNow’s platform, and cost and carbon emission reduction; and the financial performance of CareAR, including projected revenue for fiscal years 2021 and 2022. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation’s combined 2020 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this presentation or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the fourth quarter 2021 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
•Net (Loss) Income and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period:
◦Non-cash goodwill impairment charge
◦Loss on early extinguishment of debt
◦Contract termination costs - IT services.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net (Loss) Income and EPS reconciliation:

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
(in millions, except per share amounts)	Net (Loss) Income	EPS	Net Income	EPS	Net (Loss) Income	EPS	Net Income	EPS
Reported(1)	$(675)	$(3.97)	$77	$0.36	$(455)	$(2.56)	$192	$0.84
Adjustments:
Goodwill impairment	781		—		781		—
Restructuring and related costs, net	(1)		29		38		93
Amortization of intangible assets	13		22		55		56
Transaction and related costs, net	—		—		—		18
Non-service retirement-related costs	(25)		(9)		(89)		(29)
Loss on early extinguishment of debt	—		26		—		26
Contract termination costs - IT services	—		—		—		3
Income tax on adjustments(2)	(31)		(23)		(37)		(46)
Adjusted	$62	$0.34	$122	$0.58	$293	$1.51	$313	$1.41

Dividends on preferred stock used in adjusted EPS calculation(3)		$3		$—		$14		$14
Weighted average shares for adjusted EPS(3)		173		209		185		211
Fully diluted shares at end of period(4)		162
____________________________
(1)Net (loss) income and EPS attributable to Xerox Holdings Corporation. Q4 and full year earnings and EPS include an after-tax non-cash goodwill impairment charge of $750 million ($781 million pre-tax) or $4.38 and $4.08 per share, respectively.
(2)Refer to Effective Tax Rate reconciliation.
(3)Average shares for the calculation of adjusted diluted EPS for the three months and year ended December 31, 2021 and for the year ended December 31, 2020 excludes 7 million shares associated with Xerox Holdings Corporation's Series A Convertible preferred stock, and therefore earnings include the preferred stock dividend for those periods. Average shares for the calculation of adjusted diluted EPS for the three months ended December 31, 2020 includes 7 million shares associated with Xerox Holdings Corporation's Series A Convertible preferred stock, and therefore earnings excludes the preferred stock dividend.
(4)Represents common shares outstanding at December 31, 2021 plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the three months ended December 31, 2021. The amount excludes shares associated with Xerox Holdings Corporation's Series A convertible preferred stock as they were anti-dilutive.

Effective Tax Rate reconciliation:

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(711)	$(36)	5.1%	$103	$28	27.2%
Goodwill impairment(2)	781	31		—	—
Other Non-GAAP Adjustments(2)	(13)	—		68	23
Adjusted(3)	$57	$(5)	(8.8)%	$171	$51	29.8%

	Year Ended December 31, 2021			Year Ended December 31, 2020
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(475)	$(17)	3.6%	$252	$64	25.4%
Goodwill impairment(2)	781	31		—	—
Other Non-GAAP Adjustments(2)	4	6		167	46
Adjusted(3)	$310	$20	6.5%	$419	$110	26.3%
____________________________
(1)Pre-tax (loss) income and income tax (benefit) expense. Includes a pre-tax non-cash goodwill impairment charge of $781 million for the three months and year ended December 31, 2021.
(2)Refer to Net (Loss) Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating (Loss) Income and Margin reconciliation:

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(711)	$1,777	(40.0)%	$103	$1,930	5.3%
Adjustments:
Goodwill impairment	781			—
Restructuring and related costs, net	(1)			29
Amortization of intangible assets	13			22
Other expenses, net	4			30
Adjusted	$86	$1,777	4.8%	$184	$1,930	9.5%

	Year Ended December 31, 2021			Year Ended December 31, 2020
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(475)	$7,038	(6.7)%	$252	$7,022	3.6%
Adjustments:
Goodwill impairment	781			—
Restructuring and related costs, net	38			93
Amortization of intangible assets	55			56
Transaction and related costs, net	—			18
Other expenses, net	(24)			45
Adjusted	$375	$7,038	5.3%	$464	$7,022	6.6%
___________________________
(1) Pre-tax (loss) income. Includes a pre-tax non-cash goodwill impairment charge of $781 million for the three months and year ended December 31, 2021.

Free Cash Flow reconciliation:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Reported(1)	$198	$235	$629	$548
Less: capital expenditures	(16)	(14)	(68)	(74)
Free Cash Flow	$182	$221	$561	$474
____________________________
(1)Net cash provided by operating activities.

Guidance:
Cash Flow

(in millions)	FY 2022
Operating Cash Flow (1)	At least $475
Less: capital expenditures	(75)
Free Cash Flow	At least $400
____________________________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Basic (Loss) Earnings per Share:
Net (loss) income attributable to Xerox Holdings	$(675)	$77	$(455)	$192
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net (loss) income available to common shareholders	$(678)	$74	$(469)	$178
Weighted average common shares outstanding	171,045	200,278	183,168	208,983

Basic (Loss) Earnings per Share	$(3.97)	$0.37	$(2.56)	$0.85

Diluted (Loss) Earnings per Share:
Net (loss) Income attributable to Xerox Holdings	$(675)	$77	$(455)	$192
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net (loss) income available to common shareholders	$(678)	$74	$(469)	$178
Weighted average common shares outstanding	171,045	200,278	183,168	208,983
Common shares issuable with respect to:
Stock Options	—	—	—	15
Restricted stock and performance shares	—	1,956	—	2,439
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	171,045	202,234	183,168	211,437

Diluted (Loss) Earnings per Share	$(3.97)	$0.36	$(2.56)	$0.84

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	612	799	612	784
Restricted stock and performance shares	5,979	3,657	5,979	3,173
Convertible preferred stock	6,742	6,742	6,742	6,742
Total Anti-Dilutive Securities	13,333	11,198	13,333	10,699

Dividends per Common Share	$0.25	$0.25	$1.00	$1.00

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Products and Offerings Definitions
Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to and royalties from FUJIFILM Business Innovation Corp. (formerly Fuji Xerox) (FX), and our licensing revenue.

Our products and offerings include:
•“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.
•“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.
•“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.